Exhibit 99.1

For Release: Tuesday, July 3, 2012, 10 a.m. EDT

GM Reports June U.S. Sales up 16 percent

DETROIT - General Motors Co. (NYSE: GM) today reported June sales of 248,750 vehicles in the United States, up 16 percent year over year and the company's highest sales since September 2008. Chevrolet, Buick, GMC and Cadillac all reported double-digit increases.

“Across the board, June was a strong month for GM,” said Kurt McNeil, vice president, U.S. Sales Operations. “The combination of new products, available credit, lower fuel prices and modest economic growth was a stronger influence on consumer behavior than economic and political uncertainty."

For the month, GM passenger car sales were up 12 percent year over year, thanks to a 32 percent increase in Chevrolet Malibu sales and a 21 percent increase in Buick LaCrosse sales.

Combined sales of all seven Chevrolet, Buick, GMC and Cadillac crossovers were up 30 percent versus a year ago.

Truck sales were up 11 percent, with all pickup, van and SUV segments up year over year.

Retail deliveries were up 8 percent year over year. Fleet deliveries were up 36 percent versus a year ago due in part to the timing of customer deliveries. In July, fleet volumes and mix are expected be down month over month and year over year.

GM's newest vehicles continue to perform well. Sales of the Buick Verano were 4,091 in June, and have increased each month since the car launched in December 2011. Chevrolet Sonic sales were 6,785 units and it is the retail sales leader in its segment. The new Cadillac XTS began arriving in showrooms in June, and dealers delivered more than 750 vehicles. Over the course of 2012 and 2013, 70 percent of GM's nameplates will be all-new or redesigned.

2012 Highlights	June Total Sales	Total Change vs. June 2011	June Retail Sales	Retail Change vs. June 2011	CYTD Sales	CYTD Change vs. 2011	CYTD Retail Sales	CYTD Retail Change vs. 2011
Chevrolet	180,098	14.8%	113,369	7.8%	961,662	6.3%	638,815	4.4%
GMC	37,677	14.9%	29,399	3.2%	201,041	7.3%	166,771	2.9%
Buick	18,851	26.8%	15,096	17.5%	90,198	(3.6%)	78,469	1.5%
Cadillac	12,124	11.6%	11,155	9.2%	62,812	(17.5%)	60,082	(8.5%)
Total GM	248,750	15.5%	169,019	7.9%	1,315,713	4.3%	944,137	3%

Industry Sales	June SAAR (est.)	CYTD SAAR (est.)	Full Year 2012 (est.)
Light Vehicles	14.0 million range	14.3 million range	14.0 million - 14.5 million

Inventory	Units @ June 30, 2012	Days Supply (selling days adjusted)	Units @ May 31, 2012	Days Supply (selling days adjusted)
All Vehicles	700,927	76	694,600	74
Full-size Pickups	238,194	135	223,296	116

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	June			(Calendar Year-to-Date)
				January - June
	2012	2011	%Change Volume	2012	2011	%Change Volume
Enclave	5,207	4,006	30.0	27,866	28,004	(0.5)
LaCrosse	7,206	5,965	20.8	30,892	29,327	5.3
Lucerne	21	1,364	(98.5)	943	14,280	(93.4)
Regal	2,326	3,533	(34.2)	14,828	21,988	(32.6)
Verano	4,091	—	***.*	15,669	—	***.*
Buick Total	18,851	14,868	26.8	90,198	93,599	(3.6)
CTS	5,046	4,198	20.2	25,483	27,005	(5.6)
DTS	79	879	(91.0)	429	8,738	(95.1)
Escalade	1,164	957	21.6	5,994	6,945	(13.7)
Escalade ESV	658	577	14.0	3,747	3,797	(1.3)
Escalade EXT	142	142	—	814	896	(9.2)
SRX	4,260	3,951	7.8	25,450	26,200	(2.9)
STS	22	147	(85.0)	142	2,529	(94.4)
XLR	—	9	***.*	—	12	***.*
XTS	753	—	***.*	753	—	***.*
Cadillac Total	12,124	10,860	11.6	62,812	76,122	(17.5)
Avalanche	1,719	1,667	3.1	11,002	8,718	26.2
Aveo	3	3,869	***.*	56	21,266	(99.7)
Camaro	9,123	8,486	7.5	49,697	48,761	1.9
Caprice	325	42	673.8	1,180	65	***.*
Captiva Sport	3,511	—	***.*	17,921	—	***.*
Cobalt	7	106	(93.4)	11	814	(98.6)
Colorado	4,124	3,010	37.0	21,457	16,114	33.2
Corvette	1,475	1,299	13.5	7,022	6,896	1.8
Cruze	18,983	24,896	(23.8)	113,884	122,972	(7.4)
Equinox	20,793	17,954	15.8	110,890	95,838	15.7
Express	8,104	5,798	39.8	37,817	32,956	14.7
HHR	11	870	(98.7)	20	35,502	***.*
Impala	17,274	16,325	5.8	98,495	103,644	(5.0)
Kodiak 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Malibu	31,402	23,737	32.3	141,437	122,783	15.2
Silverado-C/K Pickup	33,566	32,579	3.0	194,508	182,785	6.4
Sonic	6,785	—	***.*	42,240	—	***.*
Suburban (Chevy)	5,136	3,354	53.1	23,068	18,606	24.0
Tahoe	6,427	5,476	17.4	33,274	34,013	(2.2)
TrailBlazer	—	22	***.*	—	33	***.*
Traverse	9,570	6,787	41.0	48,866	50,027	(2.3)
Volt	1,760	561	213.7	8,817	2,745	221.2
Chevrolet Total	180,098	156,848	14.8	961,662	904,548	6.3
Acadia	9,796	6,285	55.9	42,160	39,811	5.9
Canyon	880	739	19.1	5,641	4,148	36.0
Envoy	—	4	***.*	—	5	***.*
Savana	2,105	1,835	14.7	12,056	10,136	18.9
Sierra	12,479	12,377	0.8	72,945	67,598	7.9
Terrain	7,795	6,989	11.5	46,602	41,364	12.7
Topkick 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	***.*	***.*	***.*
Yukon	2,279	3,000	(24.0)	12,662	15,164	(16.5)
Yukon XL	2,343	1,540	52.1	8,975	9,125	(1.6)
GMC Total	37,677	32,782	14.9	201,041	187,364	7.3
GM Vehicle Total	248,750	215,358	15.5	1,315,713	1,261,633	4.3
* 25 selling days for the June period this year and 24 for last year.